VALHI REPORTS THIRD QUARTER 2011 RESULTS

DALLAS, TEXAS . . November 3, 2011.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $71.5 million, or $.63 per diluted share, in the third quarter of 2011 compared to $14.4 million, or $.13 per diluted share, in the third quarter of 2010.  For the first nine months of 2011, Valhi reported net income attributable to Valhi stockholders of $161.9 million, or $1.42 per diluted share, compared to $32.5 million, or $.27 per diluted share, in the first nine months of 2010.  The Company reported improved net income attributable to Valhi stockholders primarily due to strong operating results in the Chemicals Segment.  A significant portion of the net income attributable to Valhi stockholders in the first nine months of 2010 was due to an income tax benefit recognized during the first quarter of 2010 discussed below.

The Chemicals Segment’s net sales of $547.9 million in the third quarter of 2011 were $171.3 million, or 46%, higher than the third quarter of 2010.   Net sales of $1,505.9 million for the first nine months of 2011 were $429.5 million, or 40%, higher than the first nine months of 2010.  Net sales increased in the third quarter and first nine months of 2011 primarily due to higher average TiO2 selling prices and the positive impact of fluctuations in currency exchange rates.  The Chemicals Segment’s average TiO2 selling prices increased 41% in the third quarter of 2011 as compared to the third quarter of 2010, and increased 37% in the first nine months of the year.  The Chemicals Segment’s average TiO2 selling prices at the end of the third quarter of 2011 were 10% higher than at the end of the second quarter of the year, continuing the improvement in selling prices that began in the second half of 2009 and continued throughout 2010 and 2011.  Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $38 million for the third quarter and approximately $66 million for the first nine months of 2011. Inventory available for shipment in 2011 increased due to higher production volumes while global demand for the Chemicals Segment’s TiO2 products continues to be strong.  The Chemicals Segment’s sales volumes were approximately 1% lower in the third quarter of 2011 than the third quarter of 2010 primarily due to the scheduling of available products for shipment.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Chemicals Segment’s TiO2 operating income for the third quarter of 2011 was $158.4 million compared with operating income of $58.3 million in the third quarter of 2010.  For the year-to-date period the Chemicals Segment’s operating income was $407.8 million compared with operating income of $121.3 million for the first nine months of 2010.  The Chemicals Segment’s operating income in the first nine months of 2011 represents a new record for the Chemicals Segment.   Operating income in 2011 increased due to higher TiO2 selling prices and higher production volumes.  These increases were partially offset by higher raw material and maintenance costs.  The operating income comparison for the year-to-date period was also impacted by the effects of fluctuations in currency exchange rates, which decreased operating income by approximately $3 million in the first nine months of the year.  The Chemicals Segment’s TiO2 production volumes were 4% higher in the year-to-date period 2011 as compared to 2010, with operating rates at near full practical capacity throughout the first nine months of 2011.  The Chemicals Segment’s production volumes in the first nine months of 2011 set a new record for the first nine months of a year.

The Component Products Segment had net sales of $35.8 million for the third quarter of 2011 compared to $35.7 million in the same period of 2010 and $105.8 million in the first nine months of 2011 compared to $102.9 million in the same period in 2010.  Operating income was $1.5 million in the third quarter of 2011 compared to $3.1 million in the same period of 2010 and $13.4 million in the first nine months of 2011 compared to $7.8 million in the same period in 2010.  The Component Products Segment’s operating income for the first nine months of 2011 was favorably impacted by a $7.5 million patent litigation settlement gain in the first quarter of 2011 ($2.4 million, or $.02 per diluted share, net of tax and noncontrolling interest).   Net sales in the first nine months of 2011 increased due to an increase in order rates from many of our customers during the first half of 2011 resulting from improving economic conditions in North America.  In addition, the security products reporting unit’s sales represented the largest contributor to the increase in sales due to stronger sales to customers in the transportation market.  Our Component Products Segment’s operating income decreased in the third quarter of 2011 primarily due to higher raw material costs and a less favorable product sales mix in 2011 compared to 2010 and the negative impact of a write-down on assets held for sale of $1.1 million ($.01 per diluted share, net of tax and noncontrolling interest) in the third quarter of 2011 as compared to a write-down on assets held for sale of $.5 million in the third quarter of 2010.  Operating income improved significantly in the first nine months of 2011 compared to 2010 due to the net effects of (i) the patent litigation settlement gain in the first quarter of 2011 noted above, (ii) lower patent litigation legal expenses resulting from the settlement of approximately $1.9 million,  (iii) relocation costs associated with the consolidation of two precision slide facilities of approximately $2.0 million, (iv) the assets held for sale write-downs noted above and (v) a decline in gross margin percentage due to higher raw material costs and a less favorable product sales mix.

The Waste Management Segment’s sales decreased in the third quarter and first nine months of 2011 compared to the same periods in 2010 primarily due to revenue associated with the disposal of certain hazardous waste in 2010 which had previously been stored at the Waste Management’s facility.   The Waste Management Segments’ operating loss in the first nine months of 2010 includes contract termination expense of $1.1 million related to an agreement to terminate a disposal contract with a former customer.  In January 2009, the Texas Commission on Environmental Quality issued to the Waste Management Segment a final license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at its site in Andrews County, Texas.  The LLRW disposal license authorizing both Compact and Federal Waste disposal activities was signed in September 2009.  Construction of the LLRW site began in January 2011, and the Compact Waste Disposal facility was completed in October 2011.  The Compact Waste Disposal facility is expected to be operational in December 2011 following certain operational and administrative reviews by the TCEQ.  Construction of the Federal Waste Disposal facility began in January 2011 and it is expected to be operational in the spring of 2012.

Litigation settlement expense in the first nine months of 2010 of $32.2 million ($.15 per diluted share net of taxes and noncontrolling interest) million relates to the settlement of certain legal proceedings of NL.   Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by NL.  In addition, a substantial portion of the insurance recoveries we recognized in the first nine months of 2010 relates to the litigation settlement referred to above. Substantially all of the insurance recoveries we recognized in the third quarter 2011 relate to a new settlement we reached with one of our insurance carriers in September 2011 in which they agreed to reimburse NL for a portion of our past lead pigment litigation defense costs. These insurance recoveries (net of tax and noncontrolling interest) aggregated $.09 per diluted share in the first nine months of 2010 and $.08 per diluted share in the first nine months of 2011.  We also recognized an litigation settlement gain of $6.3 million ($.03 per diluted share net of income taxes and noncontrolling interest) in the third quarter of 2010 related to the recovery of past legal and environmental related expenses.

Corporate general expenses increased primarily due to higher environmental remediation and related expense in 2011, including $9.7 million in expense recognized in the second quarter of 2011.

As previously reported, in March 2011 the Chemicals Segment completed the redemption of €80 million principal amount of its 6.5% Senior Secured Notes due 2013 at the redemption price of 102.167% of the principal amount.  During the third quarter of 2011, the Chemicals Segment repurchased in open market transactions an additional €30.4 million principal amount of its Senior Secured Notes for an aggregate of €30.2 million.  The Company's year-to-date results in 2011 include an aggregate net charge of $3.2 million ($2.1 million, or $.01 per diluted share, net of tax and noncontrolling interest) consisting of the call premium, gain on the repurchases and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and repurchased Senior Notes.

The Company’s income tax provision in the first nine months of 2010, which varies from the statutory federal income tax rate, includes a $35.2 million non-cash deferred tax benefit ($.21 per diluted share, net of noncontrolling interest) related to the Chemicals Segment for a European Court ruling in the first quarter of 2010 that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate net operating loss carryforwards.  The increase in our income tax provision in the first nine months of 2011 is primarily due to improved operating income.  The 2010 income tax provision also includes a $5.2 million non-cash charge ($.04 per diluted share), mostly in the third quarter, related to an increase in the reserve for uncertain tax positions.  The 2011 income tax provision includes a non-cash benefit of $6.7 million ($.06 per diluted share net of noncontrolling interest), mostly in the third quarter, related to the decrease in the reserve for uncertain tax positions.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases;

•	Changes in raw material and other operating costs (such as energy costs);
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect our intellectual property rights in our technology;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	The ability of our subsidiaries to pay us dividends (such as Kronos’ suspension of its dividend in 2009 through the third quarter of 2010);
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation, and Kronos’ class action litigation);
•	Uncertainties associated with the development of new product features;
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•
Our ability to complete, obtain approval of and comply with the conditions of our licenses and permits (such as approval by the Texas Commission on Environmental Quality (“TCEQ”) of license conditions of WCS’s low-level radioactive waste disposal license including its financial assurance provisions); and

•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2011	2010	2011
	(unaudited)

Net sales
Chemicals	$376.6	$547.9	$1,076.4	$1,505.9
Component products	35.7	35.8	102.9	105.8
Waste management	.9	.4	6.4	1.2

Total net sales	$413.2	$584.1	$1,185.7	$1,612.9

Operating income (loss)
Chemicals	$58.3	$158.4	$121.3	$407.8
Component products	3.1	1.5	7.8	13.4
Waste management	(8.1)	(9.7)	(22.8)	(27.9)

Total operating income	53.3	150.2	106.3	393.3

Equity in earnings of investee	(.1)	(.1)	(.2)	(.3)

General corporate items, net:
Securities earnings	6.6	6.6	19.7	21.4
Insurance recoveries	.3	16.1	18.6	16.6
Litigation settlement gain	6.3	-	6.3	-
Litigation settlement expense	-	-	(32.2)	-
General expenses, net	(7.6)	(9.2)	(22.0)	(32.6)
Gain (loss) on the prepayment of debt	-	.1	-	(3.2)
Interest expense	(16.7)	(15.2)	(51.1)	(48.3)

Income before income taxes	42.1	148.5	45.4	346.9

Provision for income taxes	24.0	55.4	5.8	127.7

Net income	18.1	93.1	39.6	219.2

Noncontrolling interest in net income
of subsidiaries	3.7	21.6	7.1	57.3

Net income attributable to Valhi
stockholders	$14.4	$71.5	$32.5	$161.9

Basic and diluted earnings attributable to
Valhi stockholders per share	$.13	$.63	$.27	$1.42

Basic and diluted weighted average shares
outstanding	114.3	114.0	114.3	114.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2011 vs. 2010	2011 vs. 2010
	(unaudited)

Percentage change in sales:
TiO2 product pricing	41%	37%
TiO2 sales volume	(1)	(1)
TiO2 product mix	(4)	(2)
Changes in currency exchange rates	10	6

Total	46%	40%